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                                   EXHIBIT 12

                      RITE AID CORPORATION AND SUBSIDIARIES
     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
          YEARS ENDED FEBRUARY 28, 1998, MARCH 1, 1997, MARCH 2, 1996,
                      MARCH 4, 1995 AND FEBRUARY 26, 1994

                          (DOLLAR AMOUNTS IN THOUSANDS)

                                 Year Ended       Year Ended           Year Ended     Year Ended        Year Ended
                               February 28,         March 1,             March 2,       March 4,      February 26,
                                       1998             1997                 1996           1995              1994
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
Fixed Charges

Interest Expense                   $159,752          $96,473              $68,341        $42,300           $28,683

Interest Portion of Net
  Rental Expense (1)                111,943           66,067               52,080         40,424            40,427
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Fixed Charges Before
  Capitalized Interest              271,695          162,540              120,421         82,724            69,110

Capitalized Interest                  3,834            1,897                1,948            373               217
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Total Fixed Charges                $275,529         $164,437             $122,369        $83,097           $69,327
=========================================================================================================================

Earnings

Income Before Extra-
  ordinary Loss and
  Income Taxes                     $530,041         $258,927   (3)       $256,202       $231,464           $45,670   (2)


Fixed Charges Before
  Capitalized Interest              271,695          162,540              120,421         82,724            69,110
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Total Adjusted Earnings            $801,736         $421,467             $376,623       $314,188          $114,780
=========================================================================================================================

Ratio of Earnings to
  Fixed Charges                        2.91             2.56                 3.08           3.78              1.66
=========================================================================================================================

(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000 one-time, pre-tax charge for nonrecurring and other charges.